Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (No. 333-255058 and 811-07772) (the “Registration Statement”) of our report dated April 21, 2021 relating to the financial statements of Midland National Life Insurance Company and consent to the use in the Registration Statement of our report dated April 23, 2021 relating to the financial statements of each of the subaccounts of Midland National Life Insurance Company Separate Account C indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Des Moines, Iowa

December 9, 2021

PricewaterhouseCoopers LLP, Hub Tower, 699 Walnut Street, Des Moines, Iowa 50309

T: (515) 246 3800, www.pwc.com/us